                                                                   EXHIBIT 11.1

                           DA CONSULTING GROUP, INC.

                      COMPUTATION OF NET INCOME PER SHARE

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                --------------------------  ------------------
                                 1994     1995      1996      1996      1997
                                -------  -------  --------  --------  --------
                                                               (UNAUDITED)
Computation of net income per
 share(1):
  Net income................... $   198  $   663    $  308    $  713    $  940
                                =======  =======  ========  ========  ========
  Weighted average shares
   outstanding(2)..............   3,624    3,624     4,218     4,029     4,809
  Common shares issuable under
   outstanding stock options...     449      449       449       449       449
  Less shares assumed
   repurchased with proceeds
   from exercise of stock
   options.....................    (204)    (204)     (204)     (204)     (204)
                                -------  -------  --------  --------  --------
                                  3,869    3,869     4,463     4,274     5,054
                                =======  =======  ========  ========  ========
  Net income per share......... $  0.05  $  0.17  $   0.07  $   0.17  $   0.19
                                =======  =======  ========  ========  ========
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(1) Fully diluted net income per share and weighted average shares outstanding have not been presented as these are the same as primary net income per share and weighted average shares outstanding.
(2) Common stock issued within a one-year period prior to the registration statement related to the IPO has been treated as outstanding for all periods presented.